Exhibit 99.1

Mattersight to Raise $16.2M in Registered Direct Offering

Chicago, IL – (Marketwired – July 23, 2015) – Mattersight Corporation (NASDAQ: MATR) announced today that it has agreed to sell 2,728,712 shares of its common stock to certain investors and certain officers and directors in a registered direct offering. Mattersight Corporation (the “Company”) expects to raise approximately $16.2 million in gross proceeds by selling 2,563,238 shares of its common stock to certain investors at a price of $5.93 per share and by selling 165,474 shares of its common stock to certain officers and directors (including certain of their affiliates) at a price equal to $6.11 per share. The offering is anticipated to close on or about July 23, 2015, subject to customary closing conditions.

The shares of common stock offered by the Company were sold pursuant to a prospectus supplement dated as of July 22, 2015, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-202744), which was filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2015 and declared effective by the Commission on April 8, 2015. Craig-Hallum Capital Group LLC acted as Mattersight’s financial advisor for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor for Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things, the risks detailed from time to time in Mattersight’s SEC filings. You can locate these filings on the Investor Relations page of Mattersight’s website, www.mattersight.com. Statements included or incorporated by reference into this press release are based upon information known to Mattersight as of the date of this press release, and the company assumes no obligation to publicly revise or update any forward-looking statement for any reason.

About Mattersight

Mattersight’s mission is to help brands have more effective and effortless conversations with their customers. Using a suite of innovative personality-based software applications, Mattersight can analyze and predict customer behavior based on the language exchanged during service and sales interactions. This insight can then facilitate real-time connections between customers and the agents best capable of handling their needs. Mattersight’s patented stack of SaaS applications has influenced hundreds of millions of shorter, more satisfying customer interactions. Organizations across the Financial Services, Healthcare, and Telco industries rely on Mattersight to drive customer retention, employee engagement, and operating efficiency. An independent research study documents the average return on investment for these organizations is 344%. To learn more about how Mattersight can help your company, please visit www.mattersight.com.